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                                                                    Exhibit 8.01


                                 January 8, 1998



Cardinal Health, Inc.
5555 Glendon Court
Dublin, Ohio 43016

Ladies and Gentlemen:


                  We have acted as counsel to Cardinal Health, Inc. an Ohio corporation ("Cardinal"), in connection with the Amended and Restated Agreement and Plan of Merger, dated as of July 7, 1997, as amended (the "Merger Agreement"), by and among Cardinal, Hub Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and MediQual Systems, Inc., a Delaware corporation ("MediQual"). This opinion is being rendered pursuant to your request to be filed as an Exhibit to Cardinal's Registration Statement on Form S-4 (Registration No. 333-30889), as amended (the "Registration Statement"), with respect to the tax consequences of the merger (the "Merger") of Subcorp with and into MediQual and the issuance of Cardinal Common Shares to MediQual Stockholders in connection therewith (the "Transaction"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of MediQual and Cardinal, which are annexed hereto as Exhibits A and B.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations ("Regulations"), pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.



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Cardinal Health, Inc.
January 8, 1998
Page 2


                  Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger Agreement or of any transactions related to the Merger or contemplated by the Merger Agreement.

                  In addition to the representations and warranties made to us in the annexes hereto, we have made certain assumptions regarding the so-called continuity of interest requirement. Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuing interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Revenue Procedure 77-37, 1977-2 C.B. 568, provides that the continuity of interest requirement of Section 1.368-1(b) of the Regulations is satisfied if there is continuing interest through the stock ownership in the acquiring or transferee corporation on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date.

                  It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation or a corporation in "control" thereof, which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

                  For purposes of this opinion, we have assumed (without any investigation or information as to the accuracy of such assumption) that there is no plan or intention by the MediQual Stockholders to sell, exchange, or otherwise dispose of a number of Cardinal Common Shares that will reduce the MediQual Stockholders' ownership of such stock to a number of shares having, as of the date of the Transaction, a value of less than 50 percent of the total value of all the formerly outstanding shares of MediQual Stock as of the same date. If the assumption


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Cardinal Health, Inc.
January 8, 1998
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set forth in the preceding sentence is correct, the Transaction should meet the continuity of interest requirement. None of the MediQual Stockholders have provided us with any representation, warranty or covenant regarding the continuity of interest requirement.

                  The 50 percent continuity of interest standard set forth in Rev. Proc. 77-37 is a guideline utilized by the Internal Revenue Service in determining whether to issue an advance ruling, and does not represent how much continuity of interest is needed in a reorganization as a matter of law. In fact, in NELSON V. HELVERING, 296 U.S. 374 (1936), the Supreme Court held that there is a valid reorganization when the continuity of interest was equal to 38 percent.

                  Based on the foregoing, including the assumption (without investigation or information as to the accuracy of such assumption) as to the satisfaction of the "continuity of interest" requirement, and the applicable tax law as it exists today, our opinion as to the federal income tax consequences of the Transaction is as follows:

  (i) The Transaction will qualify as a reorganization under Section 368(a) of the Code. Cardinal, Subcorp and MediQual will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code. No gain or loss will be recognized by Cardinal, Subcorp or MediQual with respect to the Transaction.

 (ii) No gain or loss will be recognized by a MediQual Stockholder on the receipt of Cardinal Common Shares (including any fractional share interest to which such holder may be entitled) solely in exchange for his shares of MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively.

(iii) The basis of Cardinal Common Shares (including any fractional share interest to which such holder may be entitled) received by a MediQual Stockholder who exchanges MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, for Cardinal Common Shares will be the same as the basis of the MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, surrendered in the exchange therefor.



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Cardinal Health, Inc.
January 8, 1998
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 (iv)             The holding period of the Cardinal Common Shares (including any fractional share interest to which such holder may be entitled) received by a MediQual Stockholder will include the holding period of the MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, surrendered in exchange therefor, provided that such MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, was held as a capital asset at the Effective Time.

 (v) Cash received by a MediQual Stockholder in lieu of a fractional share interest of Cardinal Common Shares will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Cardinal Common Shares which such shareholder would otherwise be entitled to receive. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the MediQual Stockholder, provided the MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, was a capital asset in such MediQual Stockholder's hands and, as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

 (vi) Cash received by a Dissenting Stockholder will be treated as received by that Dissenting Stockholder as a distribution in redemption of his, her or its MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, subject to the provisions and limitations of Section 302 of the Code.

                  We express no opinion with respect to the tax consequences of the Escrow Fund or with respect to the exchange of warrants or options to acquire MediQual Common Stock for warrants or options to acquire Cardinal Common Shares.

                  Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Date, as set forth in this letter. It is also based on the Code, Regulations, case law and Internal Revenue Service


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Cardinal Health, Inc.
January 8, 1998
Page 5

rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes, or should the relevant facts prove to be other than as we have reviewed, our opinion could be affected.

                  We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Proxy Statement/Prospectus which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                                     Very truly yours,

                                                     /s/ Baker & Hostetler LLP

                                                     Baker & Hostetler LLP



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                                    Exhibit A



                                 January 7, 1998



Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485

Dear Sirs:

                  Cardinal Health, Inc. ("Cardinal"), Hub Merger Corp. ("Subcorp"), a wholly owned subsidiary of Cardinal, and MediQual Systems, Inc. ("MediQual") have entered into an Amended and Restated Agreement and Plan of Merger dated as of July 7, 1997, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, Subcorp will merge with and into MediQual and Cardinal Common Shares will be issued to MediQual Stockholders in connection therewith (the "Merger"). We understand that your opinion (the "Opinion") has been requested regarding certain federal income tax consequences of the Merger. Capitalized terms used herein but not otherwise defined herein have the meanings given to them in the Merger Agreement or the opinion letter (the "Opinion") to which this certificate is attached.

                  In preparing the Opinion, you may rely on the following representations and/or assumptions relating to the Transaction:

         (1) The fair market value of the Cardinal Common Shares received by each MediQual Stockholder will be approximately equal to the fair market value of the MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, surrendered in the Transaction.

         (2) To the best of the knowledge of the management of MediQual, there is no plan or intention on the part of the MediQual Stockholders to sell, exchange or otherwise dispose of a number of Cardinal Common Shares received in the Transaction that would reduce the MediQual Stockholders' ownership of Cardinal Common Shares to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding MediQual Stock as of the same date. For purposes of this representation, shares of MediQual Stock surrendered by dissenters or exchanged for cash in lieu of fractional Cardinal Common Shares are treated as outstanding MediQual Stock at the Effective Time. Moreover, shares of MediQual Stock and Cardinal Common Shares held by MediQual


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January 7, 1998
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                  Stockholders and otherwise sold, redeemed, or disposed of
                  prior or subsequent to the Transaction are considered outstanding MediQual Stock in making this representation.

         (3) MediQual has not redeemed any shares of MediQual Stock or made any distributions with respect to any shares of any class of MediQual Stock (other than regular, normal dividends) in 1997.

         (4) MediQual and the MediQual Stockholders will pay their respective expenses, if any, incurred in connection with the Transaction, except that those expenses incurred in connection with filing, printing and mailing Cardinal's registration statement on Form S-4 (Registration No. 333-30889), as amended, and the Proxy Statement/Prospectus contained therein (including filing fees related thereto) will be shared equally by Cardinal and MediQual.

         (5) There is no intercorporate indebtedness existing between Cardinal and MediQual or between Subcorp and MediQual that was issued, acquired, or will be settled at a discount.

         (6) MediQual is not an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (7) At the Effective Time, the fair market value of the assets of MediQual will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

         (8) MediQual is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (9) MediQual will not take any position on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Transaction as a reorganization within the meaning of
                  Section 368(a) of the Code or with the representations made herein.



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Baker & Hostetler LLP
January 7, 1998
Page 3

                  The above representations of fact were made for the purpose of allowing Baker & Hostetler LLP to form and issue the Opinion.

                                             MediQual Systems, Inc.


                                             By: /s/ William C. Price
                                                -------------------------------






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                                    Exhibit B




                                 January 8, 1998




Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485

Dear Sirs:

                  Cardinal Health, Inc. ("Cardinal"), Hub Merger Corp. ("Subcorp"), a wholly owned subsidiary of Cardinal, and MediQual Systems, Inc. ("MediQual") have entered into an Amended and Restated Agreement and Plan of Merger dated as of July 7, 1997, as amended (the "Merger Agreement"). Pursuant to the Agreement, Subcorp will merge with and into MediQual and Cardinal Common Shares will be issued to MediQual Stockholders in connection therewith (the "Merger"). We are requesting your opinion on certain federal income tax consequences of the Merger Agreement. Capitalized terms used herein but not otherwise defined herein have the meanings given to them in the Merger Agreement or the opinion letter (the "Opinion") to which this certificate is attached.

                  In preparing the Opinion, you may rely on the following representations and/or assumptions:

          (1) The fair market value of the Cardinal Common Shares received by each MediQual Stockholder will be approximately equal to the fair market value of the MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock, respectively, surrendered in the Transaction.

          (2) Following the Transaction, MediQual will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Subcorp's net assets and at least 70 percent of the fair market value of Subcorp's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by MediQual or Subcorp to holders of Dissenting Shares, amounts paid by MediQual or Subcorp to MediQual Stockholders who receive cash or other property, amounts used by MediQual or Subcorp to pay reorganization expenses, and all redemptions and distributions (except for regular,


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Baker & Hostetler LLP
January 8, 1998
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                  normal dividends) made by MediQual will be included as assets of MediQual or Subcorp, respectively, immediately prior to the Effective Time.

          (3) Prior to the Transaction, Cardinal will be in control of Subcorp within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), which means ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

          (4) Following the Transaction, MediQual will not issue additional shares of its stock that would result in Cardinal losing control of MediQual within the meaning of Section 368(c) of the Code.

          (5) Cardinal has no plan or intention to reacquire any of the Cardinal Common Shares issued in the Transaction.

          (6) Cardinal has no plan or intention to liquidate MediQual; to merge MediQual with or into another corporation (other than the Merger with Subcorp); to sell or otherwise dispose of the stock of MediQual except for transfers of stock to corporations controlled by Cardinal; or to cause MediQual to sell or otherwise dispose of any of its assets or any of the assets acquired from Subcorp, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by MediQual.

          (7) Subcorp will have no liabilities assumed by MediQual, and will not transfer to MediQual any assets subject to liabilities, in the Transaction.

          (8) Following the Transaction, MediQual will continue its historic business or use of a significant portion of its historic business assets in a business.

          (9) If the Merger is completed, Cardinal, Subcorp, MediQual and the Stockholders will pay their respective expenses, if any, incurred in connection with the Transaction. Expenses incurred in connection with filing, printing and mailing Cardinal's registration statement on Form S-4 (Registration No. 333-30889), as amended, and the Proxy Statement/Prospectus contained therein (including filing fees related thereto) will be shared equally by Cardinal and MediQual.


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Baker & Hostetler LLP
January 8, 1998
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         (10)     There is no intercorporate indebtedness existing between
                  Cardinal and MediQual or between Subcorp and MediQual that was issued, acquired, or will be settled at a discount.

         (11) In the Transaction, shares of MediQual Stock representing control of MediQual, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Cardinal. For purposes of this representation, shares of MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock exchanged for cash or other property originating with Cardinal will be treated as outstanding MediQual Common Stock, Class A Preferred Stock, 1986 or 1987 Class B Preferred Stock and Class C Preferred Stock at the Effective Time.

         (12) At the Effective Time, MediQual will not have outstanding any warrants, options, convertible securities, or other type of right pursuant to which any person could acquire stock in MediQual that, if exercised or converted, would affect Cardinal's acquisition or retention of control of MediQual, as defined in Section 368(c) of the Code.

         (13) Cardinal does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of MediQual Stock.

         (14) Neither Cardinal, Subcorp nor MediQual is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (15) At the Effective Time, the fair market value of the assets of MediQual will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

         (16) MediQual is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (17) The payment of cash in lieu of fractional Cardinal Common Shares is solely for the purpose of avoiding the expense and inconvenience to Cardinal of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Transaction to MediQual Stockholders instead of issuing fractional


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Baker & Hostetler LLP
January 8, 1998
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                  shares of Cardinal Common Shares will not exceed one percent of the total consideration that will be issued in the Transaction to the MediQual Stockholders in exchange for their shares of MediQual Stock. The fractional share interests of each MediQual Stockholders will be aggregated, and no shareholder of MediQual will receive cash in an amount equal to or greater than the value of one full Cardinal Common Share.

         (18) None of the compensation to be received by any stockholder-employees of MediQual will be separate consideration for, or allocable to, any of their shares of MediQual Stock; none of the Cardinal Common Shares received by any stockholder-employees of MediQual will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (19) Cardinal, Subcorp, MediQual and the MediQual Stockholders will not take any position on any federal, state or local income tax return or take any other action or reporting position, that is inconsistent with the treatment of the Transaction as a reorganization with the meaning of Section 368(a) of the Code or with the representations made herein.

         (20) Subcorp is a corporation newly formed for the purpose of participating in the Transaction and at no time prior to the Transaction has had business operations.

                  The above assumptions and representations of fact were made for the purpose of allowing Baker & Hostetler LLP to form and issue the Opinion.

                                          Cardinal Health, Inc.


                                          By: /s/ George H. Bennett, Jr.
                                             ---------------------------